BANKWELL FINANCIAL GROUP, INC. ANNOUNCES CLOSING OF WARRANTS OFFERING

NEW CANAAN, CT (December 14, 2015) – Bankwell Financial Group, Inc. (NASDAQ: BWFG), the holding company for Bankwell Bank, announced today the closing of its Warrants offering. The Warrants, capital instruments that were issued prior to the Company's initial public offering, were exercisable by holders from October 5, 2015 to December 5, 2015. 945,789 Warrants were available to purchase up to 304,639 shares of common stock at $14.00 per share for a maximum offering of $4,264,946. As a result of the offering, 838,369 Warrants were exercised for 269,992 shares of common stock for total gross proceeds of $3,779,888. There are no longer any outstanding Warrants following the close of this offering.

About Bankwell Financial Group

Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield and New Haven Counties, Connecticut. For more information about this press release, interested parties may contact Christopher R. Gruseke, President and Chief Executive Officer or Ernest J. Verrico Sr., Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166.

For more information, visit www.mybankwell.com

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.